Exhibit 99.1

Kymera Therapeutics Outlines Key 2026 Objectives and Strategy to Advance

Industry Leading Portfolio of Oral Immunology Programs

KT-621 BROADEN2 Phase 2b trial in AD ongoing, with data expected by mid-2027

KT-621 BREADTH Phase 2b trial in asthma initiated, with data expected in late-2027

KT-579 Phase 1 HV clinical trial expected to start in 1Q26, with data expected in 2H26

Advancing at least one new development candidate towards IND for a first-in-class, oral immunology program in 2026

Well-capitalized with $1.6 billion1 in cash and runway into 2029

Kymera to present its 2026 objectives at the J.P. Morgan 44th Annual Healthcare Conference today at 9:00 a.m.

PT/12:00 p.m. ET

Watertown, Mass. (January 13, 2026) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today announced its anticipated 2026 preclinical and clinical milestones across its industry leading oral immunology pipeline.

“Kymera enters 2026 from a position of exceptional strength, driven by significant progress in the clinic and the consistent execution of our strategy,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “Across our programs, we delivered upon and, in many cases, exceeded expectations in 2025, best exemplified by the first-in-industry STAT6 data in healthy volunteers and AD patients with our novel oral degrader, KT-621. We have built a powerful engine for innovation, paired with the scientific expertise and strong execution required to translate novel ideas into first-in-class medicines that address the limitations of today’s immunology treatments. Our growing portfolio of oral programs reflects our ability to develop medicines with the potential to combine biologics-like efficacy and safety profiles with the improved convenience and patient access of oral drugs.”

Dr. Mainolfi continued, “With multiple clinical readouts ahead, an early pipeline of undisclosed first-in-class programs, and an exceptionally strong cash balance, we have the foundation to shape the future of immunology. By reimagining how many common immuno-inflammatory diseases are treated, we aim to expand the reach of advanced therapies and deliver oral medicines that fundamentally can change the standard of care for patients.”

Additional details on Kymera’s pipeline and progress will be presented today at the J.P. Morgan Healthcare Conference.

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Type 2 inflammation, and currently in Phase 2 clinical testing. KT-621, the first STAT6-directed drug to enter clinical evaluation, has the potential to transform treatment paradigms for more than 140 million patients around the world, including children and adults, suffering from Type 2 diseases such as atopic dermatitis (AD), asthma, chronic obstructive pulmonary disease (COPD), eosinophilic esophagitis (EoE), chronic rhinosinusitis with nasal polyps (CRSwNP), chronic spontaneous urticaria (CSU), prurigo nodularis (PN), and bullous pemphigoid (BP), among others.

Recent KT-621 Updates

•

In December 2025, the Company reported positive results from the KT-621 BroADen Phase 1b clinical trial in moderate to severe AD patients. After 28 days of daily dosing, KT-621 demonstrated deep STAT6 degradation in blood and skin, robust reductions in disease-relevant Type 2 inflammatory biomarkers in blood, skin and lungs, and meaningful improvements in clinical endpoints and patient-reported outcomes on signs and symptoms in atopic dermatitis as well as comorbid asthma and allergic rhinitis, with a favorable safety and tolerability profile. The impact on biomarkers and clinical endpoints was in line or numerically exceeded data reported from dupilumab studies after 4 weeks of treatment.

•	FDA Fast Track designation was granted to KT-621 in December 2025 for the treatment of moderate to severe AD.

•

Dosing commenced in November 2025 for the KT-621 BROADEN2 Phase 2b trial, a global, randomized, double-blind, placebo-controlled, dose-ranging study evaluating the efficacy, safety and tolerability of three doses of KT-621 in approximately 200 patients with moderate to severe AD over 16 weeks. BROADEN2 was recently expanded to include adolescents (ages 12-18) in addition to adults. The primary endpoint is the percent change from baseline in Eczema Area and Severity Index (EASI) score at week 16. Secondary endpoints will evaluate a range of additional safety, efficacy, and quality of life measures.

•

In January 2026, the Company initiated the BREADTH Phase 2b clinical trial, a global, randomized, double-blind, placebo-controlled, dose-ranging study evaluating the efficacy, safety and tolerability of three doses of KT-621 in approximately 264 adult patients with moderate to severe eosinophilic asthma over 12 weeks. The primary endpoint is the percent change from baseline in pre-bronchodilator of forced expiratory volume in one second (FEV1). Secondary endpoints will evaluate a range of additional safety, efficacy, and quality of life measures.

Key Upcoming KT-621 Milestones:

•	Complete enrollment of the BROADEN2 Phase 2b AD trial in 2026, with data expected to be reported by mid-2027.

•	Commence dosing in the BREADTH Phase 2b asthma trial in the first quarter of 2026, with data expected to be reported in late-2027.

IRF5 Degrader Program

KT-579 is an investigational, first-in-class, oral degrader of IRF5, a genetically validated transcription factor and master regulator of immunity. KT-579 has the potential to selectively block inflammation and restore immune regulation by inhibiting pro-inflammatory cytokines, Type I IFN, and autoantibody production while sparing normal cell function. KT-579 has the potential to be the first novel mechanism with broad utility in diseases where effective and well tolerated oral therapies are needed, such as lupus, Sjögren’s, inflammatory bowel disease (IBD), and rheumatoid arthritis (RA), among others.

Recent KT-579 Updates

•

The Company has completed IND-enabling studies for the program. In preclinical studies, KT-579 degraded IRF5 across multiple preclinical species and in all disease-relevant tissues. In preclinical models of lupus and RA, KT-579 was equal or more efficacious than small molecule inhibitors and biologics currently marketed or in the clinic. In preclinical safety studies, KT-579 did not show any adverse effects of any type at all doses and concentrations tested.

Key Upcoming KT-579 Milestones:

•	Initiate the first-in-human Phase 1 healthy volunteer trial in the first quarter of 2026, with data expected to be reported in the second half of 2026.

Partnered Programs

•	KT-485/SAR447971, a selective, potent, oral IRAK4 degrader, is being advanced in collaboration with Sanofi for immuno-inflammatory diseases, with a Phase 1 clinical trial expected to initiate in 2026.

•

Preclinical activities are ongoing under an exclusive option and license agreement with Gilead Sciences to advance the Company’s oral CDK2 molecular glue program for the potential treatment of breast cancer and other solid tumors. Upon exercise of Gilead’s option, which would result in an option exercise payment to Kymera, Gilead would assume all responsibility to develop, manufacture and commercialize all products resulting from the collaboration.

Research

Leveraging its unique target selection strategy, proven small molecule discovery capabilities, and deep development expertise, Kymera is building an industry leading portfolio of innovative oral immunology medicines addressing high value undrugged targets for areas of significant patient need.

Key Upcoming Milestones:

•	The Company intends to advance at least one new development candidate towards IND for a first-in-class, oral immunology program in 2026.

J.P. Morgan Healthcare Conference

Kymera will present its 2026 objectives at the 44th Annual J.P. Morgan Healthcare Conference on Tuesday, January 13, 2026, at 9:00 a.m. PT (12:00 p.m. ET). A live webcast of the presentation and Q&A session will be available under “News and Events” in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast and the presentation will be archived on Kymera’s website following the event.

[1]	Unaudited, estimated cash as of December 31, 2025.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, including for the Phase 1b data readout of KT-621 in AD patients in December 2025, the initiation of Phase 2b studies of KT-621 in patients with AD and asthma in the fourth quarter of 2025 and first quarter of 2026, respectively, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development across multiple indications, and the preliminary cross-study assessments comparing non-head-to-head clinical data of KT-621 to published data for dupilumab, the advancement of KT-579 into Phase 1 clinical testing in early 2026, the KT-485/SAR447971 program, objectives on the development of CDK2 degraders, and Kymera’s financial condition and expected cash runway into 2029. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target,” “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that cross-trial comparisons may not be reliable as no head-to-head trials have been conducted comparing KT-621 to dupilumab, and Phase 1 clinical data for KT-621 may not be directly comparable to dupilumab’s clinical data due to differences in molecule composition, trial protocols, dosing regimens, and patient populations and characteristics, that preclinical and clinical data, including the results from the Phase 1 trials of KT-621, are not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements, the ability of each party to perform its obligations under the Kymera and Gilead exclusive option and license agreement, the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development, whether Kymera will be able to fund development activities and achieve development goals, including those under the Kymera and Gilead collaboration, and other factors. These risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

media@kymeratx.com

857-285-5300